OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2006 SECOND QUARTER RESULTS

Company Announces Expansion of Houston Manufacturing Facility

Houston, Texas -- May 5, 2006 -- OYO Geospace (NASDAQ: OYOG) today announced net income of $1.6 million, or $0.26 per diluted share, on revenues of $22.7 million for its second quarter ended March 31, 2006. This compares with net income of $1.5 million, or $0.27 per diluted share, on revenues of $21.3 million in the comparable quarter last year.

For the six months ended March 31, 2006, OYO Geospace recorded sales of $44.6 million and net income of $2.8 million, or $0.48 per diluted share. For the comparable period last year, the company recorded sales of $36.6 million and a net income of $1.9 million, or $0.33 per diluted share.

"Results for the quarter were fueled by the continued high demand worldwide for seismic services which stimulates demand for our products. In Canada, a warmer than normal winter season slowed the usually strong demand for our seismic equipment rentals. However, strong demand in Canada for sales of seismic equipment helped to offset the decline in rental revenues," said Gary Owens, the Company's President and Chief Executive Officer.

"Sales of our seismic reservoir products were relatively low this quarter but, as previously announced, we recently received three contracts totaling almost $30 million for seismic reservoir monitoring systems. The first contract is for a $7.6 million permanent seabed system ordered by BP for use in the North Sea. This system has now been delivered to BP and installation is expected to begin soon. Revenues from this contract will be recognized upon completion of the system's installation, which is presently scheduled for June or July of 2006. The second contract is a $7.0 million retrievable seabed system for the Bureau of Geophysical Prospecting (BGP), a Chinese seismic contractor. Upon delivery and acceptance of the system by BGP, which is currently also scheduled for June or July of 2006, the company expects to recognize $6.3 million of the contract revenues. Additional revenues of $0.7 million will be recognized after the system has successfully operated for a specified time period, which we expect to occur in fiscal year 2007. The third contract is a $14.2 million seabed system ordered by BP for reservoir monitoring operations in the Azerbaijan sector in the Caspian Sea. Revenues are expected to be recognized after successful installation of the system, which is presently scheduled to occur at the end of the 2006 calendar year, which falls into the company's first quarter of fiscal year 2007. Production and delivery of all three contracts are currently on schedule. Our factory and equipment utilization for this product line is currently running at maximum capacity. We are excited about the impact of this new technology on our company as well as its impact on our customer's ability to increase the efficiency of energy production" added Owens.

"Sales of our non-seismic offshore cable and industrial sensor products continued to grow in the quarter. Revenues from these products for the three months and six months ended March 31, 2006 grew 116% and 56%, respectively, from the comparable periods of the prior fiscal year. However, further growth for our offshore cable products is constrained by capacity limitations at the moment," continued Owens.

"Sales from our thermal solutions products were very good this quarter, reaching a six-year quarterly high. We are beginning to see improvements and consistency in our thermal printhead production operation, allowing us to meet pent-up customer demand," said Owens.

"As mentioned above, portions of our Houston manufacturing facility are running at or near full capacity. Some manufacturing departments are operational 24 hours a day, seven days a week causing us to outsource certain operations due to capacity limitations. Our cabling, machining and molding shops are especially space challenged. Backlog for the Houston factory remains high and prospects for future business also look bright. To alleviate our capacity constraints, the Board of Directors recently approved a $10.0 million expansion of our manufacturing space by about 50% and to add the appropriate manufacturing machinery and equipment to meet expected future demand. This facility expansion will be located on surplus land at our Pinemont facility in Houston. We plan to break ground for the expansion immediately and to be able to use the new facility near the end of this calendar year. The facility expansion is expected to be financed with a long-term mortgage, and any machinery and equipment will be financed from our internal cash flow and/or from our line of credit. This investment marks a bold initiative by the company, preparing it for further growth in the various markets it serves," continued Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal solutions industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our products are accepted in existing and new markets, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of worldwide conflicts and tensions and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
March 31, 2006		March 31, 2005	March 31, 2006	March 31, 2005
Sales	$ 22,673	$ 21,318	$ 44,588	$ 36,587
Cost of sales	15,161	14,110	29,891	24,415
Gross profit	7,512	7,208	14,697	12,172
Operating expenses:
Selling, general and administrative	3,749	3,920	7,541	7,204
Research and development	1,582	1,252	2,997	2,430
Total operating expenses	5,331	5,172	10,538	9,634
Income from operations	2,181	2,036	4,159	2,538
Other income (expense):
Interest expense	(229)	(160)	(426)	(256)
Interest income	162	136	279	239
Foreign exchange gains (losses)	1	55	(39)	100
Other, net	14	18	29	15
Total other income (expense), net	(52)	49	(157)	98
Income before income taxes and minority interest	2,129	2,085	4,002	2,636
Income tax expense	562	517	1,160	693
Income before minority interest	1,567	1,568	2,842	1,943
Minority interest	--	(26)	--	(29)
Net income	$ 1,567	$ 1,542	$ 2,842	$ 1,914
Basic earnings per share	$ 0.28	$ 0.28	$ 0.50	$ 0.34
Diluted earnings per share	$ 0.26	$ 0.27	$ 0.48	$ 0.33
Weighted average shares outstanding - Basic	5,679,402	5,598,435	5,656,786	5,594,747
Weighted average shares outstanding -- Diluted	5,962,446	5,754,228	5,904,750	5,726,511